Exhibit 16.1

April 3, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Ultra Clean Holdings, Inc.’s Form 8-K dated April 3, 2015, and have the following comments:

1.	We agree with the statements made in Item 4.01 (a) in the Form 8-K.

2.	We have no basis on which to agree or disagree with the statements made in the first paragraph of Item 4.01 and with the statements made in Item 4.01(b) in the Form 8-K.

Yours truly,

/s/ Deloitte & Touche LLP
San Jose, California